Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement Number 333-215085

The Kroger Co.

Pricing Term Sheet
Dated January 17, 2017

Issuer:	The Kroger Co.
Ratings (Moody’s / S&P / Fitch)*:	Baa1 / BBB / BBB
Security Type:	Senior Notes
Trade Date:	January 17, 2017
Settlement Date:	January 24, 2017 (T+5)
Principal Amount:	$1,000,000,000
Maturity Date:	February 1, 2047
Coupon:	4.450%
Benchmark Treasury:	UST 2.25% due August 15, 2046
Benchmark Treasury Price / Yield:	86-03+ / 2.958%
Spread to Benchmark Treasury:	T + 150 basis points
Yield to Maturity:	4.458%
Price to Public:	99.867%
Interest Payment Dates:	February 1 and August 1, commencing on August 1, 2017
Make-Whole Call:	Treasury Rate plus 25 basis points (prior to August 1, 2046)
Par Call:	On or after August 1, 2046 (six months prior to maturity)
CUSIP/ISIN:	501044 DG3 / US501044DG38
Denominations:	$2,000 x $1,000
Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
RBC Capital Markets, LLC U.S. Bancorp Investments, Inc. Citigroup Global Markets Inc. Mizuho Securities USA Inc. MUFG Securities Americas Inc.
Co-Managers:	BB&T Capital Markets, a division of BB&T Securities, LLC BNY Mellon Capital Markets, LLC Fifth Third Securities, Inc. Goldman, Sachs & Co. PNC Capital Markets LLC

Santander Investment Securities Inc. Wells Fargo Securities, LLC Drexel Hamilton, LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, RBC Capital Markets, LLC toll-free at 1-866-375-6829, or U.S. Bancorp Investments, Inc. toll-free at 1-877-558-2607.

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